Exhibit 99.1

Argo Group Comments on Preliminary Fourth Quarter 2021 Financial Results

(HAMILTON, Bermuda) February 8, 2022 – Argo Group International Holdings, Ltd. (“Argo”) (NYSE: ARGO), announced today that its results for the fourth quarter of 2021, which ended December 31, 2021, will be negatively affected by adverse prior year reserve development and non-operating charges, summarized in more detail below.

Items affecting the fourth quarter 2021 financial results include:

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Argo expects net adverse prior year reserve development to be in the range of $130 million to $140 million for the 2021 fourth quarter. Prior year adverse development was the result of the recently concluded fourth quarter 2021 reserve review. The largest reserve increases were related to construction defect claims within Argo’s U.S. Operations, in addition to reserve increases in the Run-off segment. The prior year reserve increase for construction defect primarily related to the 2017 and prior underwriting years in business lines that have either been significantly remediated or discontinued.

Additionally, several non-operating charges are anticipated to be reflected in Argo’s fourth quarter 2021 results:

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As part of an ongoing strategic review and recent operating results, an impairment of goodwill and intangible assets is expected to be in the range of $40 million to $45 million related to Argo’s Syndicate 1200 business unit, and

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Non-operating expense charges expected to be in the range of $20 million to $25 million primarily related to the reduction in Argo’s real estate footprint in the UK and the impairment of certain information technology assets.

FOURTH QUARTER 2021 EARNINGS RELEASE AND CONFERENCE CALL

Argo will release its fourth quarter results after the close of business on Tuesday, February 22, 2022 and will host a conference call for investors and analysts at 10 a.m. EST on Wednesday, February 23, 2022.

ABOUT LOSS ESTIMATES

Argo’s estimates of losses are based on claims received to date, policy-level reviews, discussions with distribution partners, its internal and external modeling resources, and publicly available industry loss estimates. Argo’s estimates are dependent on broad assumptions about coverage, liability, reinsurance and potential changes to both known and unknown claims. Accordingly, the actual ultimate net impact may differ materially from Argo’s estimates.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo and its insurance subsidiaries are rated ‘A-’ by Standard & Poor’s. Argo’s insurance subsidiaries are rated ‘A-’ by A.M. Best. More information on Argo and its subsidiaries is available at argogroup.com.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements, both with respect to Argo Group International Holdings, Ltd. (“Argo Group”, “we”, or “our”) and its industry, that reflect our current views with respect to future events and financial performance. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “remain optimistic,” “path toward,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

There can be no assurance that actual developments will be those anticipated by Argo Group. Actual results may differ materially as a result of significant risks and uncertainties including but not limited to the continuing impact of the novel coronavirus pandemic and related economic matters; changes in the pricing environment including those due to the cyclical nature of the insurance industry; increased competition; the adequacy of our projected loss reserves including development of claims that varies from that which was expected when loss reserves were established, adverse legal rulings which may impact the liability under insurance contracts beyond that which was anticipated when the reserves were established, development of new theories related to coverage which may increase liabilities under insurance contracts beyond that which were anticipated when the loss reserves were established, and reinsurance coverage being other than what was anticipated when the loss reserves were established; changes in tax regulations or laws applicable to us, our subsidiaries, brokers or customers; state, federal and foreign regulations that may impede our ability to charge adequate rates and efficiently allocate capital; changes in insurance regulations in the U.S. or other jurisdictions in which we operate; actions by our competitors, many of which are larger or have greater financial resources than we do; the inability to retain key personnel; natural and/or man-made disasters, including terrorist acts; impact of global climate change; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the inability to collect reinsurance recoverables; a downgrade in our financial strength ratings; changes in general economic and/or industry specific conditions, including inflation or deflation, foreign currency exchange rates, interest rates, and other similar factors; changes in the financial markets that impact investment income and the fair market values of our investments; changes in asset valuations; failure to execute information technology strategies; exposure to an information security breach; failure of outsourced service providers; failure to execute on expense targets; inability to successfully execute our business plan, divestitures, mergers or acquisitions; and costs associated with shareholder activism.

For a more detailed discussion of such risks and uncertainties, see Item 1A, “Risk Factors” in Argo Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as supplemented in Part II, Item 1A, “Risk Factors” of Argo Group’s subsequent Quarterly Reports on Form 10-Q and in other filings with the Securities and Exchange Commission. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any such statements.

Investors:

Gregory Charpentier

AVP, Investor Relations and Corporate Finance

978-387-4150

gregory.charpentier@argogroupus.com

Media:

David Snowden

Senior Vice President, Group Communications

210-321-2104

david.snowden@argogroupus.com

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